NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	SVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail:banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2004 RESULTS

Continued Growth in Loans and Core Deposits Highlight Successful Second Quarter

EUGENE, OR, July 14, 2004 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported consolidated results for the second quarter and six months ended June 30, 2004.

Net income for the second quarter 2004 was $1.9 million, a 12% increase from the $1.7 million reported for the comparable quarter of 2003. Earnings for the current quarter were $0.28 per diluted share compared to $0.26 per diluted share for the second quarter of 2003. Return on assets and return on equity for the current quarter was 1.74% and 17.37%, respectively, compared to the 1.77% and 17.90%, respectively, that was reported for the second quarter of 2003.

“We continue to successfully execute on our business objectives,” said Hal Brown, president and CEO of Pacific Continental. “The second quarter results demonstrate that our strategy to stay focused on specific market segments, while providing highly personalized client service, enables us to achieve strong quarterly earnings while delivering dividend growth for our shareholders.”

In a continuation of recent quarters’ performance, the bank experienced strong growth in both loans and core deposits during the second quarter. Average loans for the quarter increased $24.4 million from the first quarter 2004 average and at June 30 total gross loans were $402.8 million a 14% increase from June 30, 2003.

Core deposits also showed growth with average core deposits for the second quarter increasing $11.1 million over the first quarter 2004. At June 30 total core deposits were $351.3 million, an increase of 16% from those reported one year ago. The bank’s visibility regarding its prospects for continued growth in loans and core deposits in the third quarter appear good. The bank expects borrowings on previously approved construction lines to accelerate during the third quarter as the construction season peaks. In addition, the new business pipeline remains quite strong for both loan and deposit clients.

During the second quarter the bank continued to achieve improvement in its portfolio credit quality. At June 30 nonperforming assets to total assets were 0.48%, sustaining the improvement experienced in recent quarters. For comparison purposes, nonperforming assets to total assets were 0.52% at year-end 2003 and 1.27% at June 30, 2003. Additionally, internally classified and watch loan totals showed progress as certain credits were strengthened and upgraded while several other loan relationships exited the bank. Because of this progress, and with the prospects for continued improvement in the economy, management determined it was unnecessary to make significant contributions to the loan loss reserve during the second quarter. For the quarter the additional provision for loan loss was $75 thousand. At June 30, 2004 the reserve for loan losses was $5.1 million or 1.27% of outstanding loans, an amount that management concluded accurately quantify the risk in the portfolio.

Net income for the first six months of 2004 was $3.7 million, a 15% improvement compared to the $3.2 million reported for the comparable period of 2003. Year-to-date earnings were $0.52 per diluted share compared to $0.47 per diluted share for the comparable period of 2003. Return on assets and return on equity for the first six months of 2004 were 1.68% and 16.67%, respectively, which compares favorably with 2003 year-to-date results of 1.65% and 16.78%, respectively.

Pacific Continental continues to maintain an attractive net interest margin. The company benefits from both high loan demand and low cost funding. For the second quarter 2004, the net interest margin as a percent of earning assets was 5.74% compared to 5.78% reported for the first quarter of 2004. The prolonged low interest rate environment has placed pressure on the bank’s interest margin which has fallen 48 basis points from the margin achieved during the second quarter 2003. However, the bank’s balance sheet is asset sensitive and the prospects for increases in market interest rates is expected to contribute to margin improvement as the year unfolds.

Six Month 2004 Highlights:
  15% increase in six-month net income from one year ago.
  Year-over-year loan and deposit growth of 14% and 16%, respectively.
  Paid two $0.08 per share quarterly dividends, a 14.3% increase.
  Selected as the #1 place to work for by the Oregon Business magazine in its “Top 100 Best Companies” annual survey.
  Received first place “Profiles in Excellence Award” for client service from the Daily Journal of Commerce.
  For the 4th straight year named by the Seattle Times to the “Northwest 100” public company rankings.

Live Audio Webcast:
Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its second quarter results on Wednesday July 14 at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call 210 234-0004 and provide the pass code: “second quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at 541/686-8685.

About Pacific Continental Bank
Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and not-for-profit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty years, and since 1979 the company has paid a cash dividend in twenty-five out of twenty-six years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine’s annual survey ranked Pacific Continental as the #1 Oregon company to work for within its size category. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its “Business of the Year” during 2002, and Families in Good Company awarded the bank with its “Quality Seal Award” for employee flexibility in the workplace. Pacific Continental was also honored when the United Way of Lane County selected Pacific Continental as the "Outstanding Corporate Citizen" for its corporate leadership and ongoing commitment to the community. Pacific Continental's common stock is traded on the Nasdaq National Market under the stock symbol "PCBK". Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor
This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation
Consolidated Statements of Income
For the Six Months Ended
(Amounts in $ Thousands, except per share data)

	30-Jun-04	30-Jun-03

Interest income	$13,698	$13,219
Interest expense	$2,032	$2,195

Net interest income	$11,666	$11,024
Provision for loan losses	$175	$800
Noninterest income	$2,229	$2,533
Noninterest expense	$7,775	$7,577

Income before taxes	$5,945	$5,180
Taxes	$2,273	$1,991

Net income	$3,672	$3,189

Net income per share
Basic	$0.54	$0.47
Fully diluted	$0.52	$0.47

Outstanding shares at period end	6,862,280	6,746,676
Outstanding shares, annual average (basic)	6,822,806	6,735,160
Outstanding shares, annual average (diluted)	6,996,840	6,858,695

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	30-Jun-04	30-Jun-03

Interest income	$6,984	$6,742
Interest expense	$1,012	$1,102

Net interest income	$5,972	$5,640
Provision for loan losses	$75	$200
Noninterest income	$1,152	$1,167
Noninterest expense	$3,898	$3,779

Income before taxes	$3,151	$2,828
Taxes	$1,203	$1,085

Net income	$1,948	$1,743

Net income per share
Basic	$0.28	$0.26
Fully diluted	$0.28	$0.26

Outstanding shares, quarter average (basic)	6,845,700	6,741,893
Outstanding shares, quarter average (diluted)	7,021,027	6,873,727

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Six Months Ended		For Three Months Ended

	30-Jun-04	30-Jun-03	30-Jun-04	30-Jun-03

Balance Sheet
Loans at period end	$402,838	$354,672
Allowance for loan losses at period end	$5,130	$5,531
Assets at period end	$460,709	$410,116
Deposits at period end	$386,163	$340,819
Stockholders' equity at period end	$45,207	$39,033
Loans, average	$378,956	$347,096	$391,182	$351,917
Earning assts, average	$407,299	$358,167	$418,548	$363,859
Assets, average	$439,160	$389,458	$451,010	$395,813
Deposits, average	$361,328	$315,197	$368,917	$321,929
Stockholders' equity, average	$44,304	$38,319	$45,117	$39,053

Financial Performance
Return on average assets	1.68%	1.65%	1.74%	1.77%
Return on average equity	16.67%	16.78%	17.37%	17.90%
Net interest margin	5.76%	6.21%	5.74%	6.22%
Efficiency ratio	55.96%	55.89%	54.72%	55.52%
Net income per share
Basic	$0.54	$0.47	$0.28	$0.26
Fully diluted	$0.52	$0.47	$0.28	$0.26

Loan Quality
Net loan charge offs (recoveries)	$270	($138)	$205	($159)

Non-accrual loans	$1,876	$1,870
90-day past due	$0	$205
Foreclosed property	$343	$3,152

Total nonperforming assets	$2,219	$5,227
Government guarantees on
Non-accrual and 90-day past due	$415	$161

Nonperforming assets, net of
government guarantees	$1,804	$5,066

Loan Quality Ratios
Nonperforming assets to total loans	0.45%	1.43%
Nonperforming assets to total assets	0.39%	1.24%
Allowance for loan losses to net nonperforming loans	273.45%	266.55%
Net loan charge offs (recoveries) to average loans	0.14%	-0.03%
Allowance for loan losses to total loans	1.27%	1.56%
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